EXHIBIT 99.1

Accelerate Diagnostics Appoints Chief Commercial Officer

TUCSON, Ariz., July 1, 2013 /PRNewswire/ -- Accelerate Diagnostics, Inc. (NASDAQ: AXDX), today announced that it has appointed Pete Bantock to the position of Chief Commercial Officer, effective today.

Most recently Pete was Sr. Vice President and General Manager of Ventana Medical Systems’ North American Commercial Operations. Previously, Pete was the General Manager of Spring Bioscience, a division of Ventana. Prior to Spring, Pete held various sales and marketing positions at Ventana including director of marketing and head of corporate accounts.

Pete began his healthcare career at Abbott Labs where he was manager of South African commercial operations for the Diagnostics Division, among other roles.

“We are delighted to welcome Pete to our leadership team,” said Lawrence Mehren, CEO of Accelerate Diagnostics. “Pete’s two decades of commercial experience in diagnostics and healthcare as well as his general management expertise will be a tremendous benefit as we aggressively pursue our commercial objectives.”

“I am privileged to be joining such a dynamic and talented team,” said Bantock. “Accelerate’s differentiated technology promises to make a dramatic impact on patient care by rapidly providing physicians and microbiologists with critical information to better manage infectious disease.”

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (NASDAQ: AXDX) is an in-vitro diagnostics company focused on developing and commercializing innovative systems for the rapid identification and antibiotic susceptibility testing of infectious pathogens. The Company’s revolutionary BACcel™ platform utilizes a proprietary culture-free process with both genomic and phenotypic detection technologies that significantly decreases time to result while achieving high sensitivity and specificity. In addition to the BACcel system development pipeline, the Company also owns and licenses its proprietary OptiChem™ surface coatings technology, which has numerous applications for binding in bio-analytical systems, such as microarrays. For more information, visit: www.acceleratediagnostics.com.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” “believes” and other similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. For a full discussion of the Company’s risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Item 1A in the Company’s Transition Report on Form 10-KT, filed with the SEC on March 20, 2013. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.